UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 8, 2005

Luminent Mortgage Capital, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	012-36309	06-1694835
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

909 Montgomery Street, Suite 500, San Francisco, California		94133
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	415 486-2110

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On March 8, 2005, Luminent Mortgage Capital, Inc. ("Luminent") entered into a letter agreement with S. Trezevant Moore, Jr., pursuant to which Mr. Moore will serve as President and Chief Operating Officer of Luminent. Under the letter agreement, Mr. Moore will be an employee-at-will, meaning that either Mr. Moore or Luminent may terminate the relationship at any time for any reason, with or without cause. Mr. Moore will receive a base salary at an annual rate of $300,000. Mr. Moore will be entitled to a first year bonus to be paid at an annualized rate of $300,000, payable on or before December 31, 2005. Subsequently, the Compensation Committee of the Board of Directors granted to Mr. Moore 125,000 shares of restricted common stock of Luminent, pursuant to a restricted stock agreement. This restricted common stock grant will vest ratably over four years, subject to Mr. Moore's continued employment.

Mr. Moore is eligible to earn an incentive stock grant, in the form of restricted shares, of 50,000 shares of Luminent common stock upon achievement of a specified performance goal, as set forth in the letter agreement. The performance trigger for this grant will occur when the closing market price per share of Luminent common stock exceeds 135% of the Luminent’s most recent month-end GAAP book value per share of Luminent’s common stock for a period of thirty calendar days. Once the performance trigger is achieved, one thirty-sixth of the grant will vest each month in which the month-end closing market price per share of Luminent common stock exceeds 135% of Luminent’s month-end GAAP book value per share of Luminent’s common stock. Any unvested portion of this incentive stock grant will expire on March 9, 2012.

Mr. Moore will be entitled to participate in the employee benefit plans, policies and programs that are provided to executive officers of Luminent to the extent he meets the eligibility requirements.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective March 9, 2005, the Board of Directors of Luminent has appointed S. Trezevant Moore, Jr., age 51, as President and Chief Operating Officer. Prior to joining Luminent, Mr. Moore held various senior positions at Radian Guaranty, Inc., a private mortgage insurance company. From 2002 to 2005, Mr. Moore served as Executive Vice President of Global Mortgage Finance of Radian where he was responsible for building relationships with and providing customized credit enhancement solutions to non-prime originators and securities firms for Radian and its affiliates. Specifically, Mr. Moore was responsible for Radian’s non-prime, second lien, real estate related financial guaranty, commercial loan and other non-traditional mortgage risk products, as well as assessing and pricing specialty mortgage risk. From 2000 to 2002, Mr. Moore served as Senior Vice President of Capital Markets for Radian where he was responsible for pricing real estate risk for Radian as well as being responsible for affordable housing, alternative products and secondary marketing. Prior to his employment at Radian, Mr. Moore held several senior level appointments in the mortgage industry, including positions at First Union National Bank, Nationsbanc Capital Markets, Citicorp Securities and First Boston. As described in Item 1.01, Luminent has entered into a letter agreement with Mr. Moore. In conjunction with Mr. Moore joining Luminent, Albert J. Gutierrez has resigned as President. Mr. Gutierrez will continue to serve on the Board of Directors.

Effective March 10, 2005, the Board of Directors appointed Dr. Leonard Auerbach, age 58, as an additional independent director. Dr. Auerbach has served as President and Chairman of L, B, A & C., Inc., a management consulting and investment company, since 1994. He was the founding President and CEO of AIG-Centre Capital Group, a mortgage conduit, from 1999 to 2003. Dr. Auerbach is a director of Sequoia National Bank and a trustee of RS Investment Trust.

A copy of the press release issued by Luminent announcing the appointment of Messrs. Moore and Auerbach and the resignation of Mr. Gutierrez is attached as an exhibit to this report.

Item 9.01. Financial Statements and Exhibits.

Exhibits

10.1 Letter Agreement dated March 8, 2005 between Luminent Mortgage Capital, Inc. and S. Trezevant Moore, Jr.

99.1 Press release dated March 14, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luminent Mortgage Capital, Inc.

March 14, 2005	By:	/s/ Christopher J. Zyda

Name: Christopher J. Zyda
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Letter Agreement dated March 8, 2005 between Luminent Mortgage Capital, Inc. and S. Trezevant Moore, Jr.
99.1	Press release dated March 14, 2005